Exhibit 4.2

WATER ACT 2003, SECTION 37(4) AND (5)
MODIFICATION OF CONDITION N OF THE CONDITIONS OF APPOINTMENT OF
EVERY WATER UNDERTAKER AND EVERY WATER AND SEWERAGE
UNDERTAKER IN ENGLAND AND WALES

     Made on 20 September 2005
Coming into effect on 1 October 2005

The Director General of Water Services, in exercise of the power conferred upon him by Section 37 of the Water Act 2003, and after consulting each company holding an appointment under Chapter I of Part II of the Water Industry Act 1991, hereby modifies Condition N in each of those appointments, with effect on and from 1 October 2005, as follows:

1.	In paragraph 2, by deleting “and” after the semicolon at the end of sub-paragraph (7);

2.	In paragraph 2, by deleting the full stop at the end of sub-paragraph (8) and substituting “; and”;

3.	In paragraph 2, by adding the following sub-paragraph after sub-paragraph (8):

“(9) within 30 days of the date on which the Director notifies the Appointee of the amount payable under this sub-paragraph, as derived from the following formula:

J = G x t/T

Where

J is the amount payable under this sub-paragraph

G is:

(a)	for that part of the current Charging Year commencing on 1 October 2005, the sum of £2.9 million;
(b)	for the following Charging Year, an amount to be specified by the Secretary of State for this purpose (the “Base Amount”); and
(c)	for each Charging Year following that one, the Base Amount, increased by the percentage increase in the Retail Price Index between that published for November 2005 and that published for November in the Prior Year;

t is equal to the turnover of the Appointed Business as shown in the accounting statements prepared by the Appointee under paragraph 4 of Condition F for the financial year ending 12 months before the start of the Charging Year in which the payment under this sub-paragraph is payable;

T is equal to the aggregate of the turnover of the Appointed Business of all of the companies holding an Appointment under Chapter I of Part II of the 1991 Act as shown in their accounting statements prepared under paragraph 4 of Condition F for the financial year ending 12 months before the start of the Charging Year in which the payment under this sub-paragraph is payable

PROVIDED THAT if, in respect of any Charging Year to which sub-paragraph (c) above applies, the Secretary of State issues to the Director any direction or directions under section 37(8) of the Water Act 2003, which requires or require it to recover under this Condition any amount or amounts greater than that produced by the calculation in sub-paragraph (c) above, the amount of that excess shall also be recoverable under this sub-paragraph (9).”

4	At the beginning of paragraph 3, the heading is amended to read:

“Limits on renewal fee, special fee and additional fee applied to Ofwat”

5.	After paragraph 3 there is inserted:

	“4.	In this Condition “the 1991 Act” means the Water Industry Act 1991.”

Philip Fletcher